Exhibit 99.1

      In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Intangible Assets” (“SFAS No. 142”). Under this new standard, all goodwill, including goodwill acquired before initial application of the standard, is not amortized but must be tested for impairment at least annually at the reporting unit level, as defined in the standard. The Company and Equistar adopted this standard on January 1, 2002. Amortization expense for goodwill that was recorded on the Company’s balance sheet was $13 million for each of the years ended December 31, 2001 and 2000 and $12 million for the year ended December 31, 1999. Additionally, the Company’s share of amortization expense reported by Equistar for its goodwill, included in Equity in loss of Equistar, was $10 million for each of the years ended December 31, 2001, 2000 and 1999. Following is a reconciliation of the reported net (loss) income to net (loss) income adjusted for goodwill amortization and related per share amounts:

	2001		2000			1999

	(dollars in millions, except per share amounts)

	Amount	Per Share - Basic & Diluted	Amount	Per Share - Basic	Per Share - Diluted	Amount	Per Share - Basic & Diluted

Reported net (loss) income	$(43)	$(0.68)	$122	$1.90	$1.89	$(288)	$(4.16)
Goodwill amortization	13	0.20	13	0.20	0.20	12	0.17
Equistar goodwill amortization included in Equity in loss of Equistar	10	0.16	10	0.15	0.15	10	0.15

Adjusted net (loss) income	$(20)	$(0.32)	$145	$2.25	$2.24	$(266)	$(3.84)